Exhibit 3.2
CERTIFICATE OF AMENDMENT TO
THE NINTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
WATERFRONT MEDIA INC.,
a Delaware corporation
     Waterfront Media Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     The Board of Directors of the Corporation duly adopted, pursuant to Sections 141(f) and 242 of the General Corporation Law, a resolution setting forth an amendment to the Ninth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law.
The resolution setting forth the amendment is as follows:

RESOLVED:	That Article FIRST of the Ninth Amended and Restated Certificate of Incorporation of the Corporation, be and hereby is deleted in its entirety and the following Article FIRST is inserted in lieu thereof:

“FIRST: The name of this corporation is Everyday Health, Inc. (the ‘Corporation‘).”
IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of January, 2010.

WATERFRONT MEDIA INC.
By:	/s/ Alan Shapiro
	Name:	Alan Shapiro
	Title:	Senior Vice President and General Counsel